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                                                                    Exhibit 99.1

                               OFFER TO EXCHANGE

                       AMERICAN DEPOSITARY RECEIPTS ("ADRS")
      EVIDENCING AMERICAN DEPOSITARY SHARES ("ADSS") (CUSIP #000375 20 4),
          FOUR(4) ADSS REPRESENTING ONE(1) REGISTERED SHARE ("SHARES")

                                       OF
                                    ABB LTD
                                      FOR

   ALL OUTSTANDING RULE 144A AMERICAN DEPOSITARY RECEIPTS ("RULE 144A ADRS")
     EVIDENCING RULE 144A AMERICAN DEPOSITARY SHARES (CUSIP #0000375 10 5)
        ("RULE 144A ADSS"), EACH RULE 144A ADS REPRESENTING ONE(1) SHARE

                                       OF
                                    ABB LTD

    THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT             .M.
  NEW YORK CITY TIME ON       DAY,       , 2001, UNLESS THE EXCHANGE OFFER IS
                                   EXTENDED.

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
[MERRILL LYNCH & CO. LOGO]                     MERRILL LYNCH & CO.
                                               MERRILL LYNCH WORLD HEADQUARTERS
                                               NORTH TOWER
                                               WORLD FINANCIAL CENTER
                                               250 VESEY STREET
                                               NEW YORK, NEW YORK 10281-1201
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To Brokers, Dealers, Commercial Banks,
      Trust Companies and Other Nominees:

    We have been appointed by ABB LTD, a corporation organized under the laws of Switzerland (the "Company"), to act as Dealer-Manager in connection with the Company's offer to exchange four (4) American Depositary Shares (CUSIP #000375 20 4) (the "ADSs"), four (4) ADSs representing one (1) registered share, par value CHF 10 per share (the "Shares"), of the Company for every one (1) outstanding Rule 144A American Depositary Share (CUSIP #000375 10 5) (the
"Rule 144A ADSs"), each Rule 144A ADS representing one (1) Share, upon the terms and subject to the conditions of the exchange offer (the "Exchange Offer") set
forth in the enclosed Exchange Offer Prospectus, dated             , 2001 (the
"Exchange Offer Prospectus").

    At its annual general meeting held on March 20, 2001, the Company's shareholders approved a four-for-one share split which would reduce the nominal value of its Shares from CHF 10 to CHF 2.50 each. The share split will become effective shortly after the effectiveness of a change to the Swiss Code of Obligations allowing such share split. The Company expects that the change in law will occur on May 1, 2001 and that the share split will become effective on May 7, 2001. If the share split is implemented, each new ADS will represent 1 Share and each Rule 144A ADS will represent 4 Shares. The exchange ratio of four
(4) new ADSs for each Rule 144A ADS will remain unchanged.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Rule 144A ADSs in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1.  The Exchange Offer Prospectus, dated             , 2001; and

    2. A printed form of letter which may be sent to your clients for whose accounts you hold Rule 144A ADSs, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE AS THE EXCHANGE
OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT             .M., NEW YORK CITY TIME,
ON       DAY,             , 2001, UNLESS THE EXCHANGE OFFER IS EXTENDED.

THIS LETTER AND THE ENCLOSED MATERIALS SHOULD BE USED TO TENDER RULE 144A ADSS ONLY.

    Please note the following:

    1.  EXCHANGE AGENT AND DEALER-MANAGER
       Citibank, N.A. has been appointed as Exchange Agent by the Company for the Exchange Offer. We have been appointed by the Company as Dealer-Manager for the Exchange Offer. Any questions you may have with respect to the ways in which to tender Rule 144A ADSs in the Exchange Offer to the Exchange Agent should be directed to us at Merrill Lynch & Co., at Merrill Lynch & Co., Merrill Lynch World Headquarters, North Tower, World Financial Center, 250 Vesey Street, New York New York 10281-1201, telephone number
    (212) 449-3242.

    2.  SECURITIES SUBJECT TO EXCHANGE OFFER
       The Exchange Offer is being made for all issued and outstanding
    Rule 144A ADSs. Holders of Rule 144A ADSs validly tendered in the Exchange Offer will receive ADSs upon exchange. Holders will not be permitted to tender Rule 144A ADSs in exchange for Shares. See "The Exchange Offer--How to Tender Restricted ADSs" in the Exchange Offer Prospectus.
       PLEASE NOTE THAT THIS LETTER AND THE ENCLOSED MATERIALS MAY BE USED TO TENDER RULE 144A ADSS ONLY.

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    3.  EXCHANGE RATIO
    For every one (1) Rule 144A ADS you tender, you will receive four (4) ADSs. No fractional ADSs will be issued.

    4.  METHOD FOR TENDER
       You will need to (i) send an Agent's Message to the Exchange Agent, and
    (ii) transfer the Rule 144A ADSs being tendered by book-entry transfer in DTC to the Exchange Agent in accordance with the instructions set forth in the Exchange Offer Prospectus. See "The Exchange Offer--How to Tender Restricted ADSs".

    5.  CONDITIONS TO EXCHANGE OFFER
       The Exchange Offer is subject to the conditions set forth in the Exchange Offer Prospectus. See "The Exchange Offer--Conditions" in the Exchange Offer Prospectus.

    6.  DELIVERY OF ADSS
       Notwithstanding any other provision of the Exchange Offer, delivery of ADSs for Rule 144A ADSs accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of timely confirmation of a book-entry transfer of such Rule 144A ADSs into the applicable account of the Exchange Agent at DTC, along with an Agent's Message (upon the terms described in the Exchange Offer Prospectus) pursuant to the procedures set forth in "The Exchange Offer--How to Tender Restricted ADSs" of the Exchange Offer Prospectus.

    7.  TERMINATION OF RULE 144A ADSS
       Upon completion of the Exchange Offer, the Company intends to terminate the Rule 144A ADS deposit agreement in accordance with its terms. Accordingly, the trading market for the Rule 144A ADSs may be reduced substantially after the completion of the Exchange Offer. See "Exchange Offer Summary--Consequences of a Failure to Tender Restricted ADSs" and "The Exchange Offer--Consequences of Failing to Exchange Restricted ADSs" in the Exchange Offer Prospectus.

    Any inquiries you may have with respect to the Exchange Offer should be addressed to Merrill Lynch & Co., Merrill Lynch World Headquarters, North Tower, World Financial Center, 250 Vesey Street, New York New York 10281-1201, telephone number (212) 449-3242.

    Requests for copies of the enclosed materials may also be directed to the Dealer-Manager or the Information Agent at the above addresses and telephone numbers.

            , 2001

                                          Very truly yours,
                                          MERRILL LYNCH & CO.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER-MANAGER, THE EXCHANGE AGENT, OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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